Exhibit 99.1

FOR IMMEDIATE RELEASE

MAY 23, 2012

CHESAPEAKE ENERGY CORPORATION RELEASES LETTER TO SHAREHOLDERS

Board of Directors Outlines Numerous Actions Taken to Enhance Corporate Governance

OKLAHOMA CITY, OKLAHOMA, MAY 23, 2012 – The Board of Directors of Chesapeake Energy Corporation (NYSE:CHK) today released a letter to shareholders addressing certain issues recently raised by the Comptroller of the City of New York, John C. Liu, who oversees New York City pension funds that beneficially own less than 0.25% of Chesapeake’s common shares outstanding. The letter, which outlines numerous recent actions the Board has taken to enhance Chesapeake’s corporate governance and further strengthen its financial position, was issued in advance of the Company’s Annual Meeting of Shareholders to be held Friday, June 8, 2012. The full text of the letter follows:

May 23, 2012

Dear Fellow Shareholder:

You may have recently seen a letter from the Comptroller of the City of New York, John C. Liu, who oversees New York City pension funds that beneficially own less than 0.25% of Chesapeake’s common shares outstanding. While the Board of Directors appreciates constructive input from our shareholders, we wish to address issues raised by Mr. Liu and reiterate important steps the Board and Company have been taking as we approach our 2012 Annual Meeting of Shareholders.

CHESAPEAKE’S BOARD HAS IMPLEMENTED SIGNIFICANT COMPENSATION CHANGES AND IMPROVED GOVERNANCE WITH INTENTION TO SEPARATE POSITIONS OF CHAIRMAN AND CEO

As noted in our 2012 proxy statement, we have made significant changes to the Company’s executive compensation program in consultation with an independent compensation advisor and, on May 18, 2012, we announced that the Board adopted a new compensation arrangement for outside directors. These measures are responsive to shareholder feedback and ensure that Chesapeake’s compensation programs are fully aligned with peers while reinforcing the link between directors’ and executive officers’ interests and those of shareholders. Among the measures we have taken over the past year are:

•	Reducing directors’ annual compensation by 20%, to a level that is at or below that of the Company’s peers;

•	Eliminating the use of fractionally owned aircraft for personal travel by outside directors;

•	Reducing the CEO’s total compensation for 2011 by 15%;

•	Better aligning the entire executive management team’s compensation with Company performance for 2012 and beyond by implementing a new executive compensation program with the following features:

o	Nearly 50% of total annual compensation is at risk, based on Company performance;

o	An average of approximately 35% of total annual compensation will be allocated in performance share units that are payable only if certain targets are met, based on criteria such as relative and absolute total shareholder return and production and proved reserve growth;

o	Replacing annual cash bonuses with performance based awards;

o	Eliminating all tax gross-ups for executive officers;

o	Minimum stock ownership guidelines.

•	Retaining an independent compensation advisor for the Board’s compensation committee.

Further enhancing corporate governance, the Board recently announced it is separating the Chairman and CEO roles and is actively engaged in a search for a new independent Non-Executive Chairman. The Board’s Nominating and Corporate Governance Committee is considering potential candidates with no previous substantive relationship with Chesapeake and is making progress in its search.

CHESAPEAKE’S BOARD OF DIRECTORS HAS TAKEN SWIFT ACTION TO ADDRESS SHAREHOLDER CONCERNS REGARDING THE FWPP

On May 1, 2012, the Board of Directors and CEO Aubrey K. McClendon announced that they had agreed to the early termination of the Founder Well Participation Program (FWPP) on June 30, 2014, 18 months before the end of its current shareholder-approved 10-year term. Mr. McClendon will receive no compensation of any kind in connection with the early termination of the program.

The Board is also conducting a thorough review, through the Audit Committee and its independent counsel, to determine whether there are any conflicts with the Company arising from the financing arrangements between Mr. McClendon (and the entities through which he participates in the FWPP) and any third party that has had or may have a relationship with the Company in any capacity.

CHESAPEAKE CONTINUES TO MAKE IMPORTANT PROGRESS TO UNLOCK THE SUBSTANTIAL VALUE OF ITS ASSETS

We believe that Chesapeake has built the nation’s best collection of E&P assets, and the Company has a clear strategy to harvest those assets by focusing on developing the 10 core plays in which Chesapeake has built a #1 or #2 position while also continuing our transition from natural gas to liquids, reducing capital expenditures, and paying down long-term debt.

As an important step in this strategy, we have identified for sale during the remainder of 2012 certain non-core assets that we believe will have a value of $9.5 to $11.0 billion. We have already completed $2.6 billion in asset sales to date in 2012.

We believe successful execution of these initiatives will begin to close the large gap between our current enterprise value and the total value of our assets. We also recently completed a $4 billion term loan, which has provided enhanced financial flexibility and the ability to execute our planned asset sales from a position of strength.

The asset sales will enable us to pay down long-term debt, with the goal of lowering our net debt to no more than $9.5 billion by year-end 2012. At the same time, our strategic shifts to increasing the percentage of our production that comes from oil and natural gas liquids and to harvesting existing assets rather than identifying and capturing new assets will reduce our capital expenditure requirements by allowing us to reduce leasehold expenses and drilling activity.

DIRECTORS RICHARD K. DAVIDSON AND V. BURNS HARGIS ARE STRONG, HIGHLY QUALIFIED INDEPENDENT DIRECTORS AND WARRANT SHAREHOLDER SUPPORT

Chesapeake’s Board is comprised of independent, highly qualified and accomplished professionals who have the skills and experience necessary to serve on our Board. Specifically, our two directors standing for election at this year’s annual meeting, Richard K. Davidson and V. Burns Hargis, have served on our Board for six and three years, respectively. Both are highly credentialed professionals who bring to the Board financial, operational and legal expertise that benefits the Board, Chesapeake as a corporation, and its shareholders.

Mr. Davidson’s distinguished career in the railroad industry spanned nearly 50 years. He spent the vast majority of his career working for Union Pacific Corporation, one of America’s leading transportation companies, where he served as Chief Executive Officer for nine years and as Chairman of the Board of Directors for over ten years before retiring in 2007. Mr. Davidson is currently a member of the board of advisors of HCI Equity Partners, a private equity firm headquartered in Washington, D.C., and the board of Impala Asset Management, LLC, an investment fund headquartered in New Haven, Connecticut. He is a past member of the Horatio Alger Association of Distinguished Americans and previously served on the board of the Association of American Railroads, as chairman of the President’s National Infrastructure Advisory Council, and as a director and trustee of the Malcolm Baldridge National Quality Awards Foundation. Mr. Davidson graduated from Washburn University in 1966 and has completed the Program for Management Development at Harvard University.

Mr. Hargis currently serves as the president of Oklahoma State University (OSU) and the OSU System, a comprehensive land-grant institution with 35,000 students and 7,400 employees. Prior to becoming the 18th president of OSU, Mr. Hargis was Vice Chairman of Bank of Oklahoma, N.A., and BOK Financial Corporation, a financial holding company based in Tulsa, Oklahoma, from 1997 to 2008. He currently serves as a director of both entities. Mr. Hargis distinguished himself as an attorney during the 28 years he practiced law, serving as president of the Oklahoma Bar Foundation and a fellow of the American Bar Foundation. He was honorably discharged from the United States Army in 1977 after serving for seven years. In addition to his juris doctorate from the University of Oklahoma, Mr. Hargis also holds a degree in accounting from OSU.

Mr. Davidson and Mr. Hargis, together with the entire Chesapeake Board, have been taking important actions to benefit our shareholders, and the Board remains focused on and committed to further serving the interests of shareholders in the years ahead.

Sincerely,

Aubrey K. McClendon	M. A. (Pete) Miller, Jr.
Chairman and Chief Executive Officer	Lead Independent Director

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Marcellus, Haynesville, Bossier, and Barnett natural gas shale plays and in the Eagle Ford, Utica, Mississippi Lime, Granite Wash, Cleveland, Tonkawa, Niobrara, Bone Spring, Avalon, Wolfcamp and Wolfberry unconventional liquids plays. The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing, Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM). Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes “forward-looking statements” that give Chesapeake’s current expectations or forecasts of future events. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Additional Information and Where to Find It

On May 11, 2012, the company filed a definitive proxy statement with the Securities and Exchange Commission in connection with its 2012 annual meeting of shareholders. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS IMPORTANT INFORMATION. You may obtain the definitive proxy statement as well as other relevant documents, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the company with the SEC can also be obtained, free of charge, at www.chk.com.

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